Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Western Goldfields, Inc. and Subsidiaries
Toronto, Canada

We hereby consent to the incorporation by reference in this registration statement of Western Goldfields Inc. on Form S-4, of our report dated February 24, 2007 with respect to Western Goldfields, Inc. and Subsidiaries’ consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of operations and other comprehensive loss, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2006, 2005 and 2004, and to all other references to our firm included in this Registration Statement.

/s/ HJ & Associates, LLC

HJ & Associates, LLC Salt Lake City, Utah March 26, 2007